As filed with the Securities and Exchange Commission on May 8, 2009
Registration No. 333-145952

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
__________________________

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________

Empire Resorts, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)		13-3714474 (I.R.S. Employer Identification Number)
c/o Monticello Casino and Raceway Route 17B, P.O. Box 5013 Monticello, New York 12701 (845) 807-0001
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ronald J. Radcliffe
Chief Financial Officer
Empire Resorts, Inc.
c/o Monticello Casino and Raceway
Route 17B, P.O. Box 5013
Monticello, New York 12701
                       (845) 807-0001
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
___________________________________

Copies to:
Robert H. Friedman, Esq. Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 (212) 451-2300 ________________________________________

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-Accelerated Filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Unit (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Common Stock, $0.01 par value per share (5)	--	--	--	--
Preferred Stock, $0.01 par value per share (5)	--	--	--	--
Debt Securities (5)	--	--	--	--
Subsidiary Guarantees of Debt Securities (5)(6)	--	--	--	--
Warrants (5)(7)	--	--	--	--
Units (5)	--	--	--	--
TOTAL	$100,000,000	$--	$100,000,000	*$3,070

* Previously paid.

(1)
This amount represents the principal amount of any debt securities issued at their principal amount, the issue price of any debt securities issued at an original issue discount, the issue price of any preferred stock, the issue price of any warrants and the amount computed pursuant to Rule 457(o) for any common stock.

(2)
In the event of a stock split, stock dividend and similar transactions involving the Registrant’s Common Stock, $0.01 par value per share, the shares registered hereby shall automatically be increased or decreased pursuant to Rule 416 of the Securities Act of 1933, as amended.

(3)
Estimated solely for purposes of calculating the registration fee, which is calculated in accordance with Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended (the Securities Act).  Rule 457(o) permits the registration fee to be calculated on the basis of the maximum offering price of all of the securities listed and, therefore, the table does not specify by each class information as to the amount to be registered, the proposed maximum offering price per unit or the proposed maximum aggregate offering price.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act.

(5)	This registration statement also covers such indeterminate number of securities that may be issued upon exchange for, or upon conversion of, as the case may be, the securities registered hereunder.

(6)
Includes an indeterminate amount of subsidiary guarantees of the debt securities by the additional registrants named herein.  No additional consideration will be received for the subsidiary guarantees, if any, of the debt securities.  Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no additional filing fee is required in connection with the subsidiary guarantees of the debt securities.

(7)	Warrants to purchase common stock, preferred stock or debt securities of the Registrant may be sold separately or with common stock, preferred stock or debt securities of the Registrant.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

EMPIRE RESORTS, INC.

Exact Name of Registrant as Specified in its Charter	Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
Alpha Monticello, Inc.	Delaware	13-3901798
Alpha Casino Management Inc.	Delaware	06-1589406
Monticello Casino Management, LLC	New York	06-1589408
Mohawk Management, LLC	New York	13-3930544
Monticello Raceway Development Company, LLC	New York	14-1786128
Monticello Raceway Management, Inc.	New York	14-1792148

The address, including zip code, telephone number and area code, of the principal executive offices of the additional registrants listed above is: c/o Monticello Casino and Raceway, Route 17B, P.O. Box 5013, Monticello, New York 12701, and their telephone number at that address is (845) 807-0001.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 8, 2009

PROSPECTUS

$100,000,000

EMPIRE RESORTS, INC.

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
WARRANTS
UNITS

We may offer to the public shares of our common stock, preferred stock, debt securities, warrants and units from time to time in one or more issuances.

We may offer and sell an indeterminate number of shares of our common stock, preferred stock, debt securities, warrants and units from time to time under this prospectus.  We may offer these securities separately or as units, which may include combinations of the securities.  We will describe in a prospectus supplement, which must accompany this prospectus, the securities we are offering and selling, as well as the specific terms of the securities.

We may offer these securities in amounts, at prices and on terms determined at the time of offering.  We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select.  If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.  For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” beginning on page 5.

Our principal executive offices are located at c/o Monticello Casino and Raceway, Route 17B, P.O. Box 5013, Monticello, New York 12701.  Our telephone number is (845) 807-0001.

Our common stock is listed on the Nasdaq Global Market under the symbol “NYNY.”  The last reported sale price for our common stock on May 7, 2009 was $2.31 per share.

Investing in our securities involves risks and you should carefully consider those risk factors included in a prospectus supplement and our most recently filed Annual Report on Form 10-K. See “Risk Factors” on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This prospectus may not be used to offer or sell any securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is          , 2009.

You should rely only on the information contained in this prospectus or any accompanying supplemental prospectus and the information specifically incorporated by reference.  We have not authorized anyone to provide you with different information or make any additional representations.  This is not an offer of these securities in any state or other jurisdiction where the offer is not permitted.  You should not assume that the information contained in or incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of such documents.

PROSPECTUS SUMMARY

This summary represents a summary of all material terms of the offering and only highlights the more detailed information that appears elsewhere, or is incorporated by reference, in this prospectus.  This summary may not contain all the information important to you as an investor.  Accordingly, you should carefully read this entire prospectus before deciding whether to invest in our securities.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission.  You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement.  We have not authorized anyone else to provide you with different information.  You should not assume that the information in this prospectus or any supplement is accurate as of any other date than the date on the front of those documents.

Unless the context otherwise requires, all references to “we,” “us,” or “our” in this prospectus refer collectively to Empire Resorts, Inc., a Delaware corporation, and its subsidiaries.

SUMMARY OF THE COMPANY

We were organized as a Delaware corporation on March 19, 1993, and since that time have served as a holding company for various subsidiaries engaged in the hospitality and gaming industries.

We have concentrated on developing gaming operations in New York State.  Through our subsidiaries, we currently own and operate Monticello Casino and Raceway, a video gaming machine (“VGM”) and harness horseracing facility located in Monticello, New York.

On February 8, 2008, we entered into an Agreement to Form Limited Liability Company and Contribution Agreement (the “Contribution Agreement”) with Concord Associates, L.P. (“Concord”), pursuant to which we and Concord were to form a limited liability company (the “LLC”) to develop an entertainment complex consisting of a hotel, convention center, VGM facility and harness horseracing track on 160 acres of land located in Kiamesha Lake, New York.

On March 23, 2009, we entered into a new agreement (the “Agreement”), with Concord, pursuant to which we (or a wholly-owned subsidiary reasonably acceptable to Concord) will be retained by Concord Empire Raceway Corp. (“Raceway Corp.”), a subsidiary of Concord, to provide advice and general managerial oversight with respect to the operations at the harness track (the “Track”) to be constructed at that certain parcel of land located in the Town of Thompson, New York and commonly known as the Concord Hotel and Resort (the “Concord Property”).  The Agreement has a term of 40 years (the “Term”).

As a result of the execution of the Agreement, the Contribution Agreement, dated February 8, 2008, as amended on December 30, 2008 and January 30, 2009, and which became terminable by either party in accordance with its terms on February 28, 2009, terminated and became of no further force and effect.

The closing of the transactions contemplated by the Agreement is to take place on the date that Concord or its subsidiary secures and closes on (but not necessarily funds under) financing (the “Financing”) in the minimum aggregate amount of $500 million (including existing equity) from certain third-party lenders in connection with the development of the Track and certain gaming facilities (the “Concord Gaming Facilities”) on the Concord Property (the “Closing Date”).

Upon the commencement of operations at the Concord Gaming Facilities (the “Operations Date”) and for the duration of the Term, Concord will cause Raceway Corp. to pay to us an annual management fee in the amount of $2 million, such management fee to be increased by five percent on each five year anniversary of the Operations Date (the “Empire Management Fee”).  The Empire Management Fee will be prorated for the initial year in which the Track is open for business by the number of months in which the Track is open to the public.  Concord agreed that the Empire Management Fee to be paid to us will be senior to payments due in connection with the Financing.

In addition to the Empire Management Fee, commencing on the Operations Date and for the duration of the Term, Concord will cause Raceway Corp. to pay us an annual fee in the amount of two percent of the total revenue wagered with respect to VGMs and/or other alternative gaming located at the Concord Property after payout for prizes, less certain fees payable to the State of New York, the Monticello Harness Horsemen’s Association, Inc. and the New York State Horse Breeding Fund (“Adjusted Gross Gaming Revenue Payment”).  Commencing upon the Operations Date and for the duration of the Term, in the event that the Adjusted Gross Gaming Revenue Payment paid to us is less than $2 million per annum, Concord will guaranty and pay to us the difference between $2 million and the Adjusted Gross Gaming Revenue Payment distributed to us with respect to such calendar year.

Upon a sale or other voluntary transfer of the Concord Gaming Facilities to any person or entity who is not an affiliate of Concord (the “Buyer”), Raceway Corp. may terminate the Agreement upon payment to us of $25 million; provided, that the Buyer will enter into an agreement with us whereby the Buyer will agree to pay the greater of (i) the Adjusted Gross Gaming Revenue Payment or (ii) $2 million per annum to us for the duration of the Term of the Agreement.

In the event that the Closing Date has not occurred on or before July 31, 2010, the Agreement may be terminated by either Concord or us by written notice.

In the past, we have also made efforts to develop a 29.31 acre parcel of land adjacent to Monticello Casino and Raceway as the site for the development of a Class III casino and may pursue additional commercial and entertainment projects on the remaining 200 acres of land owned by us that encompass the site of our current gaming and racing facility. We will also continue to explore other possible development projects.

We operate through three principal subsidiaries, Monticello Raceway Management, Inc. (“Monticello Raceway Management”), Monticello Casino Management, LLC (“Monticello Casino Management”) and Monticello Raceway Development Company, LLC (“Monticello Raceway Development”).  Currently, only Monticello Raceway Management has operations which generate revenue.  During 2008, for administrative purposes, we merged eight of our inactive subsidiaries into one entity.

Our principal executive office is located at c/o Monticello Casino and Raceway, Route 17B, P.O. Box 5013, Monticello, New York 12701.  Our telephone number is (845) 807-0001.

RISK FACTORS

An investment in our securities involves a high degree of risk.  Before making an investment decision, you should carefully consider these risks as well as information we include or incorporate by reference in this prospectus and in any accompanying prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.  In addition to the risk factor set forth below, please see the risk factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 on file with the Securities and Exchange Commission, which is incorporated by reference in this prospectus, and in any accompanying prospectus supplement.

The risk factors listed below and incorporated herein by reference are those that we consider to be material to an investment in our securities and those which, if realized, could have material adverse effects on our business, financial condition or results of operations as specifically discussed.  If such an adverse event occurs, you could lose all or part of your investment.  Before you invest in our securities, you should be aware of various risks, including those described below and incorporated herein by reference.  You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus, before you decide whether to purchase our securities.  This section includes or refers to certain forward-looking statements.  You should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed on page 4.

Our failure to replace our Chief Executive Officer or Chief Financial Officer with individuals with the required level of experience and expertise in a timely manner could have an adverse impact on our operations and business strategy.

Our success depends to a significant degree upon the continued contributions of our top management. On April 13, 2009, David P. Hanlon, our former Chief Executive Officer and a director of the company, resigned effective April 13, 2009. On April 14, 2009, Ronald Radcliffe, our Chief Financial Officer, resigned effective June 30, 2009.  The loss of the services of Mr. Hanlon and Mr. Radcliffe could adversely affect our business.  We may not be able to retain our other key personnel and searching for replacements for Mr. Hanlon and Mr. Radcliffe could divert the attention of other senior management and increase our operating expenses.  Our future performance will depend on our ability to recruit and retain individuals to serve as Chief Executive Officer and Chief Financial Officer of the company.  Competition for qualified executives is intense and our business could suffer if we are not able to attract additional qualified executives in a timely manner.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission for the sale of the securities being offered under this prospectus.  This prospectus does not contain all the information set forth in the registration statement.  You should refer to the registration statement and its exhibits for additional information.  Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

You should rely only on the information and representations provided or incorporated by reference in this prospectus or any related supplement.  We have not authorized anyone else to provide you with different information.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each such document.

The Securities and Exchange Commission maintains an Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding us.  You may also read and copy any document we file with the Securities and Exchange Commission at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

Our web site address is http://www.empireresorts.com.  The information on our web site is not incorporated into this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended.  In some cases, you can identify forward-looking statements by words such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “project,” “seek,” “predict,” “potential” or “continue” or the negative of these terms or other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.  In evaluating these statements, you should specifically consider various factors, including the risks outlined under “Risk Factors.”  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents.  The information we incorporate by reference is considered to be a part of this prospectus and information that we file later with the Securities and Exchange Commission will automatically update and replace this information.  We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of this offering:

(1)           Our Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended December 31, 2008;

(2)           The filed portions of our Current Report on Form 8-K filed on February 5, 2009;

(3)           The filed portions of our Current Report on Form 8-K filed on March 23, 2009;

(4)           The filed portions of our Current Report on Form 8-K filed on March 24, 2009;

(5)           The filed portions of our Current Report on Form 8-K filed on April 14, 2009;

(6)           The filed  portions of our Current Report on Form 8-K filed on April 17, 2009;

(7)           The filed  portions of our Current Report on Form 8-K filed on May 1, 2009; and

(8)   The description of our common stock contained in our registration statement on Form 8-A12B, as filed with the Securities and Exchange Commission on June 20, 2001 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

You may request a copy of these filings (excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings) at no cost, by writing or telephoning us at:

Empire Resorts, Inc.
Attention: Investor Relations
c/o Monticello Casino and Raceway
Route 17B, P.O. Box 5013,
Monticello, NY 12701
(845) 807-0001

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes.  Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the prospectus supplement relating to that offering.

PLAN OF DISTRIBUTION

We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents.  We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement.  We have reserved the right to sell or exchange securities directly to investors on our or their own behalf in those jurisdictions where we are authorized to do so.

We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement.  In connection with the sale of securities, we or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions.  If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of the sale, or at prices related to such prevailing market prices, or at negotiated prices.  The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms.  Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased.  Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

We will describe in the applicable prospectus supplement any compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers.  Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.  We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses.

To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents.  If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell shares of our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis.  During the term of any such agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents.  The distribution agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for such securities.  Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement.  Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities.  The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.  In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities.  We will describe any such activities in the prospectus supplement relating to the transaction.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities.  This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them.  In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any.  In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions.  The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market.  These transactions may be discontinued at any time.

The securities may or may not be listed on a national securities exchange.

Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business for which they receive compensation.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 75,000,000 shares of common stock and 5,000,000 shares of preferred stock, of which 40,000 shares have been designated Series A Junior Participating Preferred Stock (“Series A Preferred Stock”), $.01 par value per share, in connection with the adoption of our stockholder rights plan, described below, 821,496 shares have been designated Series B Preferred Stock, $.01 par value per share, 137,889 shares have been designated Series C Preferred Stock, $.01 par value per share, 4,000 shares have been designated Series D Preferred Stock, $.01 par value per share, and 1,730,697 shares have been designated Series E Preferred Stock, $.01 par value per share.

The following description of our capital stock is based upon our certificate of incorporation, amended and restated bylaws and applicable provisions of law.  We have summarized portions of our certificate of incorporation, amended and restated bylaws and stockholder rights plan below.  The summary is not complete.  You should read our certificate of incorporation, amended and restated bylaws and stockholder rights plan for the provisions that are important to you.

Common Stock

As of May 8, 2009, there were 34,037,961 shares of common stock outstanding.  As of May 8, 2009, there were 243  holders of record of our common stock.

Voting

Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the holders of common stock.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preferences that may be granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

The common stock has no preemptive, conversion or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock.  The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate and issue in the future.

Our common stock is admitted for trading on the Nasdaq Global Market under the symbol “NYNY”.

The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company.

Preferred Stock

Our board of directors has the authority to issue preferred stock in one or more series and to fix the voting powers, designations, preferences and rights, and qualifications, limitations or restrictions thereof, of each such series without any further vote or action by the stockholders.  The issuance of preferred stock with voting rights superior to the common stock may have the effect of delaying, deferring or preventing a change in control in us without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

Series A Preferred Stock

We are authorized to issue up to 40,000 shares of Series A Preferred Stock, none of which are issued and outstanding.  Because of the nature of the Series A Preferred Stock’s dividend, liquidation and voting rights, the value of the one one-thousandth interest in the Series A Preferred Stock purchasable upon exercise of each Right (as defined below) should approximate the value of one share of common stock.

Series B Preferred Stock

We are authorized to issue up to 821,496 shares of Series B Preferred Stock, of which 44,258 shares are issued and outstanding.  Each share of Series B Preferred Stock is convertible into .8 of a share of common stock and represents the right to .8 of a vote on all matters to be voted upon by the holders of common stock.  The holders of Series B Preferred Stock are entitled to receive, out of assets legally available for payment, a cash dividend of $2.90 per annum per share of Series B Preferred Stock.  This Series B dividend accrues from the date of initial issuance and is payable on the first day of each January, April, July and October.  If any dividend on any share shall for any reason not be paid at the time such dividend becomes due, such dividend in arrears shall be paid as soon as payments are permissible under Delaware law.  However, any dividend payment which is not made on or before January 30 of the following calendar year shall be payable in the form of shares of common stock in such number of shares as shall be determined by dividing (A) the product of (x) the amount of the unpaid dividend and (y) 1.3 by (B) the fair market value of the common stock.  Finally, in the event of our liquidation, dissolution or winding up, the holders of our Series B Preferred Stock are entitled to receive a preferential distribution of $29 per share, plus all unpaid accrued dividends.

Series C Preferred Stock

We are authorized to issue up to 137,889 shares of Series C Preferred Stock, none of which are issued and outstanding.  Each share of Series C Preferred Stock is convertible into 24 shares of common stock and represents the right to 24 votes on all matters to be voted upon by the holders of common stock.  The holders of Series C Preferred Stock are entitled to receive, out of assets legally available for payment, a cash dividend of $5.76 per annum per share of Series C Preferred Stock.  This Series C dividend accrues from the date of initial issuance and is payable on the first day of each January, April, July and October.  If any dividend on any share shall for any reason not be paid at the time such dividend becomes due, such dividend in arrears shall be paid as soon as payments are permissible under Delaware law.  However, any dividend payment which is not made on or before January 30 of the following calendar year shall be payable in the form of shares of common stock in such number of shares as shall be determined by dividing (A) the product of (x) the amount of the unpaid dividend and (y) 1.3 by (B) the fair market value of the common stock.  In the event of our liquidation, dissolution or winding up, the holders of our Series C Preferred Stock are entitled to receive a preferential distribution of $72 per share, plus all unpaid accrued dividends.  Finally, we may, within 120 days after the occurrence of a “capital event,” elect to redeem all or a pro rata portion of the outstanding Series C Preferred Stock for the redemption price of $72 per share, plus all unpaid accrued dividends.  A “capital event” is defined as a sale of our assets which results in at least a $5,000,000 excess of the purchase price paid for the assets and our basis in such assets.

Series D Preferred Stock

We are authorized to issue up to 4,000 shares of Series D Preferred Stock, none of which are issued and outstanding.  The Series D Preferred Stock has a stated value of $1,000 per share and is convertible into an aggregate of 330,000 shares of common stock at the lesser price of $6.00 per share or the average of the two lowest closing prices of the common stock during the 30 consecutive trading days immediately preceding the date of conversion.  Prior to conversion, the holders of Series D Preferred Stock are not entitled to vote on any matter except as required by Delaware law.  The holders of shares of Series D Preferred Stock are entitled to receive a dividend of $70 per annum per share of Series D Preferred Stock, which shall increase to $150 per annum per share of Series D Preferred Stock upon the conversion of the outstanding Series D Preferred Stock into more than 330,000 shares of common stock.  Dividends with respect to a share of Series D Preferred Stock are payable in arrears on the earlier to occur of the conversion or redemption of such share of Series D Preferred Stock.  At our option, Series D Preferred Stock dividends are payable in cash or, subject to certain limitations, by delivery of that number of shares of common stock that the amount of accrued dividends payable would entitle the Series D Preferred Stock holder to acquire at a price per share of common stock equal to the lesser of $6.00 and the average of the two lowest closing prices of the common stock during the preceding 30 days.  In the event of our liquidation, dissolution or winding up, the holders of our Series D Preferred Stock are entitled to receive a preferential distribution of $1,000 per share, plus all unpaid accrued dividends.  On or after February 8, 2005, the holders of Series D Preferred Stock can demand that their Series D Preferred Stock be redeemed for that number of shares of common stock equal to the product of (a) the number of shares of Series D Preferred Stock surrendered and (b) a fraction, the numerator of which is the common stock’s current market price and the denominator of which is the lesser of $6.00 and the average of the two lowest closing prices of the common stock during the preceding 30 days.  The holders of Series D Preferred Stock can also demand that their shares be redeemed if we default in effecting a conversion of shares of Series D Preferred Stock and such default continues for 10 days, or if we default in the payment of the stated value ($1,000 per share) or of dividends when due and such default continues for 10 days.  Upon a redemption following such a default described in the prior sentence, we must pay the holders of Series D Preferred Stock demanding redemption, in cash, $1,250 per share of Series D Preferred Stock plus all accrued unpaid dividends.  Finally, between the date we announce our intention to effectuate a change in our control until three days prior to such change in control, the holders of Series D Preferred Stock may demand that their Series D Preferred Stock be redeemed for 125% of the number of shares of common stock to which their Series D Preferred Stock would otherwise be convertible.

Series E Preferred Stock

We are authorized to issue up to 1,730,697 shares of Series E Preferred Stock, all of which are issued and outstanding.  These shares of Series E Preferred Stock are not convertible into shares of common stock.  However, each share of common stock represents the right to .25 of a vote on all matters to be voted upon by the holders of common stock.  The holders of Series E Preferred Stock are entitled to receive, out of assets legally available for payment, a cash dividend of $.80 per annum per share of Series E Preferred Stock.  This Series E Preferred Stock dividend accrues from the date of initial issuance and is payable on the first to occur of the redemption of such Series E Preferred Stock or our liquidation, dissolution or winding up.  In the event of our liquidation, dissolution or winding up, the holders of our Series E Preferred Stock are entitled to receive a preferential distribution of $10 per share, plus all unpaid accrued dividends.  Finally, we, at our option, may redeem all or part of the Series E Preferred Stock at any time for the redemption price of $10 per share, plus all accrued unpaid dividends, in cash or by delivery of a promissory note payable over three years.

Delaware Anti-Takeover Law and Provisions of our Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law.  Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, or controlling, or controlled by, the entity or person.  The term “owner” is broadly defined to include any person that, individually, with or through that person’s affiliates or associates, among other things, beneficially owns the stock, or has the right to acquire the stock, whether or not the right is immediately exercisable, under any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote the stock under any agreement or understanding, or has an agreement or understanding with the beneficial owner of the stock for the purpose of acquiring, holding, voting or disposing of the stock.

The restrictions in Section 203 do not apply to corporations that have elected, in the manner provided in Section 203, not to be subject to Section 203 of the Delaware General Corporation Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on the Nasdaq Stock Market or held of record by more than 2,000 stockholders.  Our certificate of incorporation and amended and restated bylaws do not opt out of Section 203.

Section 203 could delay or prohibit mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Certificate of Incorporation and Bylaws

Provisions of our certificate of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests.  Therefore, these provisions could adversely affect the price of our common stock.  Among other things, our certificate of incorporation and amended and restated bylaws:

•
permit our board of directors to issue up to an additional 3,225,045 shares of preferred stock, without further action by the stockholders, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•
provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	divide our board of directors into three classes, with each class serving staggered three-year terms;

•	requires the approval by the holders of at least 80% of our outstanding common stock to modify the staggered nature of our board of directors;

•
do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•	provide that special meetings of our stockholders may be called only by the chairman of the board or by the board of directors; and

•
set forth an advance notice procedure with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.

Stockholder Rights Plan

On March 24, 2008, our board of directors approved the entry into a rights agreement (the “Rights Agreement”) with Continental Stock Transfer & Trust Company, as rights agent (the “Rights Agent”).  To implement the purpose of the Rights Agreement, our board of directors authorized and declared a dividend distribution of one right (a “Right”) for each outstanding share of our common stock to stockholders of record at the close of business on April 3, 2008 (the “Record Date”) and one Right for each share of common stock issued between the Record Date and the Distribution Date (as defined below).  Each Right entitles the registered holder to purchase from us a unit consisting of one one-thousandth of a share (a “Unit”) of Series A Preferred Stock at a purchase price of $20 per Unit, subject to adjustment (the “Purchase Price”).

Distribution Date/Exercisability

Initially, the Rights will be attached to all shares of common stock then outstanding and no separate certificates with respect to the Rights (“Rights Certificates”) will be distributed.  Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the common stock and a “Distribution Date” will occur upon the earlier of (i) the close of business on the 10th business day after a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 20% or more of the outstanding shares of common stock (the “Stock Acquisition Date”), other than as a result of repurchases of stock by us, certain inadvertent actions by stockholders or the beneficial ownership by a person of 20% or more of the outstanding common stock as of March 24, 2008 (or if the 10th business day after the Stock Acquisition Date occurs before the Record Date, the close of business on the Record Date), or (ii) the close of business on the 10th business day (or such later date as the Board of Directors determines) after the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person, other than as a result of a Qualified Offer (as defined below).

Until the Distribution Date, (i) the Rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates, (ii) new common stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the Rights associated with the common stock represented by such certificate.  Pursuant to the Rights Agreement, we reserve the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Series A Preferred Stock will be issued .

The Rights are not exercisable until the Distribution Date and will expire upon the earlier of (i) 5:00 P.M., New York City time, on March 24, 2010, or such later date as may be established by our board of directors, (ii) the 11th business day following the date, if any, upon which our stockholders have, at a meeting duly called and not subsequently postponed or adjourned, considered and failed to approve the Rights Agreement (an “Adverse Stockholder Determination”), if, and only if, we have failed to provide written notice to the Rights Agent of its intention to treat such Adverse Stockholder Determination as advisory within 10 business days of such Adverse Stockholder Determination (the date referred to in clause (i) or (ii), the “Final Expiration Date”), or (iii) the time at which the Rights are redeemed or exchanged as provided in the Rights Agreement (the earliest of (i), (ii) and (iii) being referred to herein as the “Expiration Date”).

As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights.

Flip-In

In the event that a person becomes an Acquiring Person, except pursuant to a “Flip-Over” event, as described below, or an offer for all outstanding shares of Common Stock that the independent directors determine to be fair and not inadequate and to otherwise be in the best interests of the company and our stockholders, after receiving advice from one or more investment banking firms (a “Qualified Offer”), then promptly following the later of the occurrence of such event and the Record Date, each holder of a Right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities of the company) having a value equal to two times the exercise price of the Right.  Notwithstanding any of the foregoing, following the occurrence of the event described in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.  However, Rights are not exercisable following the occurrence of the event set forth above until such time as the Rights are no longer redeemable by us as set forth below.

Flip-Over

In the event that, at any time following the Stock Acquisition Date (i) we engage in a merger or other business combination transaction in which we are not the surviving corporation (other than with an entity that acquired the shares pursuant to a Qualified Offer), (ii) we engage in a merger or other business combination transaction in which we are the surviving corporation and our common stock is changed or exchanged, or (iii) 50% or more of our assets, cash flow or earning power is sold or transferred, each holder of a Right (except Rights which have previously been voided as set forth above) would thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.  The events set forth in this paragraph and in the preceding paragraph are referred to as the “Triggering Events.”

Exchange

At any time after a person becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding voting capital stock, our board of directors may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, for common stock at an exchange ratio of one share of common stock (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

Adjustment

The Purchase Price, the number and kind of shares covered by each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in the Rights Agreement.  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price.  No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise.

Redemption

At any time prior to the earlier of (i) the close of business on the 10th business day following the Stock Acquisition Date (or, if the Stock Acquisition Date has occurred prior to the Record Date, the close of business on the 10th business day following the Record Date), or (ii) the Final Expiration Date, we may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (payable in cash, common stock or other consideration deemed appropriate by our board of directors).  Immediately upon the action of our board of directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.001 redemption price.

Rights of Holders

Until a Right is exercised, the holder thereof, as such, will have no separate rights as a stockholder of the company, including, without limitation, the right to vote or to receive dividends in respect of the Rights.

Certain Anti-Takeover Effects

The Rights will not prevent a takeover of the company. However, the Rights may cause substantial dilution to a person or group that acquires 20% or more of the outstanding common stock. The Rights however, should not interfere with any merger or other business combination approved by our board of directors.

This description is not complete and is qualified, in its entirety, by reference to the Rights Agreement, a copy of which was filed as Exhibit 1 to our Registration Statement on Form 8-A filed on March 24, 2008. See “Where You Can Find More Information” on page 4 to find out how you can obtain a copy of the Rights Agreement.

Limitation of Liability; Indemnification

Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of our directors.  These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving wrongful acts, including:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty.  These provisions will not alter a director’s liability under federal securities laws.  Our amended and restated bylaws also contain provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.  We believe that these provisions are necessary to attract and retain qualified individuals to serve as directors and officers.

DESCRIPTION OF DEBT SECURITIES

If we issue any debt securities offered by this prospectus and any accompanying prospectus supplement we will issue them under an indenture to be entered into by us and a trustee to be identified in the applicable prospectus supplement, as trustee. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. We have filed a copy of the proposed form of indenture as an exhibit to the registration statement in which this prospectus is included. Each indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

We may offer under this prospectus up to $100 million aggregate principal amount of debt securities; or if debt securities are issued at a discount, or in a foreign currency, foreign currency units or composite currency, the principal amount as may be sold for an initial public offering price of up to $100 million.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent direct, unsecured obligations of ours and will rank equally with all of our other unsecured indebtedness.

The following statements relating to the debt securities and the indenture are summaries and do not purport to be complete, and are subject in their entirety to the detailed provisions of the indenture.

General

We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the Securities and Exchange Commission. To review the terms of a series of debt securities, you must refer to both the prospectus supplement for the particular series and to the description of debt securities in this prospectus.

The prospectus supplement will set forth the following terms of the debt securities in respect of which this prospectus is delivered:

(1) the title;

(2) the aggregate principal amount;

(3) the issue price or prices (expressed as a percentage of the aggregate principal amount thereof);

(4) any limit on the aggregate principal amount;

(5) the date or dates on which principal is payable;

(6) the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine the rate or rates;

(7) the date or dates from which the interest, if any, will be payable and any regular record date for the interest payable;

(8) the place or places where principal and, if applicable, premium and interest, is payable;

(9) the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

(10) the denominations in which the debt securities may be issuable, if other than denominations of $1,000 or any integral multiple thereof;

(11) whether the debt securities are to be issuable in the form of certificated debt securities (as described below) or global debt securities (as described below);

(12) the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

(13) the currency of denomination;

(14) the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

(15) if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to these payments will be determined;

(16) if amounts of principal and, if applicable, premium and interest may be determined (a) by reference to an index based on a currency or currencies other than the currency of denomination or designation or (b) by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which these amounts will be determined;

(17) the provisions, if any, relating to any security provided for the debt securities;

(18) any addition to or change in the covenants and/or the acceleration provisions described in this prospectus or in the indenture;

(19) any events of default, if not otherwise described, begin under “Events of Default”;

(20) the terms and conditions for conversion into or exchange for shares of common stock or preferred stock;

(21) any other terms, which may modify or delete any provision of the indenture insofar as it applies to that series;

(22) any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents; and

(23) the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of ours.

We may issue discount debt securities that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of the debt securities in accordance to the terms of the indenture. We may also issue debt securities in bearer form, with or without coupons. If we issue discount securities or debt securities in bearer form, we will describe United States federal income tax considerations and other special considerations that apply to the debt securities in the applicable prospectus supplement.

We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do so, we will describe the restrictions, elections, general tax considerations, specific terms and other information with respect to the issue of debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Exchange and/or Conversion Rights

If we issue debt securities that may be exchanged for or converted into shares of common stock or preferred stock, we will describe the terms of exchange or conversion in the prospectus supplement relating to those debt securities.

Transfer and Exchange

We may issue debt securities that will be represented by either:

(1) “book-entry securities,” which means that there will be one or more global securities registered in the name of The Depository Trust Company, as depository, or a nominee of the depository; or

(2) “certificated securities,” which means that they will be represented by a certificate issued in definitive registered form.

We will specify in the prospectus supplement applicable to a particular offering whether the debt securities offered will be book-entry or certificated securities.

No Protection in the Event of Change in Control

The indenture does not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of debt securities additional protection in the event of a recapitalization transaction, or if we undergo a change in control or a highly leveraged transaction. If we offer any covenants of this type or provisions with respect to any debt securities in the future, we will describe them in the applicable prospectus supplement.

Covenants

Unless otherwise indicated in this prospectus or a prospectus supplement, the debt securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants of a series of debt securities.

Consolidation, Merger and Sale of Assets

We have agreed in the indenture that we will not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, unless:

(1) the person formed by the consolidation or into or with which we are merged or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and, if we are not the surviving person, the surviving person has expressly assumed all of our obligations, including the payment of the principal of and, premium, if any, and interest on the debt securities and the performance of the other covenants under the indenture; and

(2) immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the indenture.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, the following events will be events of default under the indenture with respect to debt securities of any series:

(1) we fail to pay any principal of, or premium, if any, when it becomes due;

(2) we fail to pay any interest within 30 days after it becomes due;

(3) we fail to observe or perform any other covenant in the debt securities or the indenture for 45 days after written notice from the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series;

(4) we are in default under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of indebtedness under which we or any significant subsidiaries then has more than $10 million in outstanding indebtedness, individually or in the aggregate, and either (a) such indebtedness is already due and payable in full or (b) such default or defaults have resulted in the acceleration of the maturity of such indebtedness;

(5) any final judgment or judgments which can no longer be appealed for the payment of more than $10 million in money (not covered by insurance) is rendered against us or any of our significant subsidiaries and has not been discharged for any period of 60 consecutive days during which a stay of enforcement is not in effect; and

(6) certain events occur, including if we or any of our significant subsidiaries are involved in a bankruptcy, insolvency or reorganization.

The trustee may withhold notice to the holders of the debt securities of any series of any default, except in payment of principal or premium, if any, or interest on the debt securities of that series, if the trustee considers it to be in the best interest of the holders of the debt securities of that series to do so.

If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization) occurs, and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of any series may accelerate the maturity of the debt securities.

If this happens, the entire principal amount of all the outstanding debt securities of that series plus accrued interest to the date of acceleration will be immediately due and payable. At any time after an acceleration, but before a judgment or decree based on the acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind and annul the acceleration if (1) all events of default (other than nonpayment of accelerated principal, premium or interest) have been cured or waived, (2) all overdue interest and overdue principal has been paid and (3) the rescission would not conflict with any judgment or decree.

If an event of default resulting from certain events of bankruptcy, insolvency or reorganization occurs, the principal, premium and interest amount with respect to all of the debt securities of any series shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the debt securities of that series.

The holders of a majority in principal amount of the outstanding debt securities of a series shall have the right to waive any existing default or compliance with any provision of the indenture or the debt securities of that series and to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain limitations specified in the indenture.

No holder of any debt security of a series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless:

(1) the holder gives to the trustee written notice of a continuing event of default;

(2) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series make a written request and offer reasonable indemnity to the trustee to institute proceeding as a trustee;

(3) the trustee fails to institute proceeding within 60 days of the request; and

(4) the holders of a majority in aggregate principal amount of the outstanding debt securities of that series do not give the trustee a direction inconsistent with their request during the 60-day period.

However, these limitations do not apply to a suit instituted for payment on debt securities of any series on or after the due dates expressed in the debt securities.

Modification and Waiver

From time to time, we and the trustee may, without the consent of holders of the debt securities of one or more series, amend the indenture or the debt securities of one or more series, or supplement the indenture, for certain specified purposes, including:

(1) to provide that the surviving entity following our change in control in a transaction permitted under the indenture shall assume all of our obligations under the indenture and debt securities;

(2) to provide for uncertificated debt securities in addition to certificated debt securities;

(3) to comply with any requirements of the Securities and Exchange Act under the Trust Indenture Act of 1939;

(4) to cure any ambiguity, defect or inconsistency, or make any other change that does not adversely affect the rights of any holder;

(5) to issue and establish the form and terms and conditions; and

(6) to appoint a successor trustee under the indenture with respect to one or more series.

From time to time we and the trustee may, with the consent of holders of at least a majority in principal amount of the outstanding debt securities, amend or supplement the indenture or the debt securities, or waive compliance in a particular instance by us with any provision of the indenture or the debt securities; but without the consent of each holder affected by the action, we may not modify or supplement the indenture or the debt securities or waive compliance with any provision of the indenture or the debt securities in order to:

(1) reduce the amount of debt securities whose holders must consent to an amendment, supplement, or waiver to the indenture or the debt security;

(2) reduce the rate of or change the time for payment of interest;

(3) reduce the principal of or premium on or change the stated maturity;

(4) make any debt security payable in money other than that stated in the debt security;

(5) change the amount or time of any payment required or reduce the premium payable upon any redemption, or change the time before which no redemption of this type may be made;

(6) waive a default on the payment of the principal of, interest on, or redemption payment; and

(7) take any other action otherwise prohibited by the indenture to be taken without the consent of each holder by affected that action.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest. Book-entry and other indirect holders should consult their banks, brokers or other financial institutions for information on how they will receive payments.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof.

Defeasance and Discharge of Debt Securities and Certain Covenants in Certain Circumstances

The indenture permits us, at any time, to elect to discharge our obligations with respect to one or more series of debt securities by following certain procedures described in the indenture. These procedures will allow us either:

(1) to defease and be discharged from any and all of our obligations with respect to any debt securities except for the following obligations (which discharge is referred to as “legal defeasance”):

a. to register the transfer or exchange of the debt securities;

b. to replace temporary or mutilated, destroyed, lost or stolen debt securities;

c. to compensate and indemnify the trustee; or

d. to maintain an office or agency in respect of the debt securities and to hold monies for payment in trust; or

(2) to be released from our obligations with respect to the debt securities under certain covenants contained in the indenture, as well as any additional covenants which may be contained in the applicable prospectus supplement (which release is referred to as “covenant defeasance”).

In order to exercise either defeasance option, we must deposit with the trustee or other qualifying trustee, in trust for this purpose:

(1) money;

(2) U.S. Government Obligations (as described below) or Foreign Government Obligations (as described below) which through the scheduled payment of principal and interest in accordance with their terms will provide money; or

(3) a combination of money and/or U.S. Government Obligations and/or Foreign Government Obligations sufficient in the written opinion of a nationally-recognized firm of independent accountants to provide money.

Which in each case specified in clauses (1) through (3) above, provides a sufficient amount to pay the principal of, premium, if any, and interest, if any, on the debt securities of a series, on the scheduled due dates or on a selected date of redemption in accordance with the terms of the indenture.

In addition, defeasance may be effected only if, among other things:

(1) in the case of either legal or covenant defeasance, we deliver to the trustee an opinion of counsel, as specified in the indenture, stating that as a result of the defeasance neither the trust nor the trustee will be required to register as an investment company under the Investment Company Act of 1940;

(2) in the case of legal defeasance, we deliver to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that, or there has been a change in any applicable federal income tax law with the effect that, and the opinion shall confirm that, the holders of outstanding debt securities will not recognize income, gain or loss for United States federal income tax purposes solely as a result of the legal defeasance and will be subject to United States federal income tax on the same amounts, in the same manner, including as a result of prepayment, and at the same times as would have been the case if a defeasance had not occurred;

(3) in the case of covenant defeasance, we deliver to the trustee an opinion of counsel to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if a covenant defeasance had not occurred; and

(4) certain other conditions described in the indenture are satisfied.

If we fail to comply with our remaining obligations under the indenture and applicable supplemental indenture after a covenant defeasance of the indenture and applicable supplemental indenture, and the debt securities are declared due and payable because of the occurrence of any undefeased event of default, the amount of money and/or U.S. Government Obligations and/or Foreign Government Obligations on deposit with the trustee could be insufficient to pay amounts due under the debt securities of that series at the time of acceleration. We will, however, remain liable in respect of these payments.

The term “U.S. Government Obligations” as used in the above discussion means securities which are direct obligations of or non-callable obligations guaranteed by the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

The term “Foreign Government Obligations” as used in the above discussion means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars (1) direct obligations of the government that issued or caused to be issued the currency for the payment of which obligations its full faith and credit is pledged or (2) obligations of a person controlled or supervised by or acting as an agent or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which in either case under clauses (1) or (2), are not callable or redeemable at the option of the issuer.

Regarding the Trustee

We will identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the debt securities. You should note that if the trustee becomes a creditor of ours, the indenture and the Trust Indenture Act of 1939 limit the rights of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of certain claims, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. If, however, the trustee, acquires any “conflicting interest” within the meaning of the Trust Indenture Act of 1939, it must eliminate the conflict or resign.

The holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. If an event of default occurs and is continuing, the trustee, in the exercise of its rights and powers, must use the degree of care and skill of a prudent person in the conduct of his or her own affairs. Subject to this provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee reasonable indemnity or security.

 Governing Law

The indenture and the debt securities will be governed by and construed in accordance with New York law.

Subsidiary Guarantees

If specified in the prospectus supplement, certain of our subsidiaries may guarantee our obligations relating to debt securities issued under this prospectus. The specific terms and provisions of each subsidiary guarantee will be described in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock, debt securities or any combination of the foregoing.  We may issue warrants independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from the other offered securities.  Each series of warrants will be issued directly by us or under a warrant agreement to be entered into by us with a warrant agent.  The warrant agent will act solely as our agent in connection with the series of warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of the warrants.  Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, terms and number of shares of common stock, preferred stock or debt securities purchasable upon exercise of the warrants;

•	the designation and terms of the offered securities, if any, with which the warrants are issued and the number of the warrants issued with each offered security;

•	the date, if any, on and after which the warrants and the related common stock, preferred stock or debt securities will be separately transferable;

•	the price at which each share of common stock, preferred stock or debt securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the units that we may offer under this prospectus.  While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement.  The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the Securities and Exchange Commission, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units.  The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units.  We urge you to read the applicable prospectus supplements related to the particular series of units that we sell under this prospectus, as well as the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We may issue units comprised of one or more shares of common stock, shares of preferred stock, debt securities and warrants in any combination.  Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit.  Thus, the holder of a unit will have the rights and obligations of a holder of each included security.  The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit.  A single bank or trust company may act as unit agent for more than one series of units.  A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us.  Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agents and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

As we have incurred losses in each of the periods presented below, our earnings were insufficient to cover combined fixed charges and preferred stock dividends, if any, by the following amounts (in thousands):

Year Ended December 31,
2008	2007	2006	2005	2004
Deficiency of earnings available to cover combined fixed charges and preferred stock dividends	$(12,160)	$(26,200)	$(8,627)	$(20,078)	$(14,285)

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company, our company has been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the securities offered under this prospectus has been passed upon by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York.  Robert H. Friedman, a member of such firm, is a former director of the company and holds options to purchase shares of our common stock.  Other members of such firm own shares of our common stock.

EXPERTS

The financial statements incorporated by reference to the annual report on Form 10-K have been incorporated in reliance on the report of Friedman LLP, Independant Registered Public Accounting Firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.                                Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses which will be paid by our company in connection with the securities being registered.  With the exception of the Securities and Exchange Commission registration fee, all amounts shown are estimates.

SEC registration fee	$3,070
Blue sky fees and expenses	5,000
Printing and engraving expenses	15,000
Legal fees and expenses	40,000
Accounting fees and expenses	10,000
Miscellaneous	1,930
Total	$75,000

ITEM 15.                                Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant.  The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.  Article V of the Registrant’s amended and restated bylaws and Article Sixth of our certificate of incorporation provide that the Registrant shall indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law and that the Registrant shall pay the expenses incurred in defending any proceeding in advance of its final disposition.  However, the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon the receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.  The Registrant’s certificate of incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors, officers, employees and other agents against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

ITEM 16.                                Exhibits.

Exhibit No.	Description
Exhibits Rider
1.1**	Form of underwriting agreement with respect to common stock, preferred stock, debt securities, warrants and/or units
3.1	Certificate of Incorporation, dated March 19, 1993. (1)
3.2	Certificate of Amendment of Certificate of Incorporation, dated August 15, 1993. (1)
3.3	Certificate of Amendment of Certificate of Incorporation, dated December 18, 1996. (1)
3.4	Certificate of Amendment of Certificate of Incorporation, dated September 22, 1999. (1)
3.5	Certificate of Amendment of the Certificate of Incorporation, dated June 13, 2001. (1)
3.6	Certificate of Amendment to the Certificate of Incorporation, dated May 15, 2003. (1)
3.7	Certificate of Amendment to the Certificate of Incorporation, January 12, 2004. (1)
3.8	Second Amended and Restated By-Laws, as most recently amended on February 25, 2008. (2)
4.1
Form of Common Stock Certificate (Incorporated by reference, filed with Company’s Registration Statement filed on Form SB-2 (File No. 33-64236) filed with the Commission on June 10, 1993 and as amended on September 30, 1993, October 25, 1993, November 2, 1993 and November 4, 1993, which Registration Statement became effective November 5, 1993.  Such Registration Statement was further amended by Post Effective Amendment filed on August 20, 1999.)

4.2**	Certificate of designations for preferred stock, if any.
4.3**	Form of new debt securities, if any.

4.4**	Form of indenture, to be entered into between registrant and a trustee acceptable to the registrant, if any.
4.5**	Form of warrant agreement and warrant certificate, if any.
4.6**	Form of unit agreement and unit certificate, if any.
5.1*	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP with respect to legality of the securities being registered.
12.1***	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
23.1***	Consent of Friedman LLP.
23.2*	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP, included in Exhibit No. 5.1.
24.1*	Power of Attorney.
25.1**	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of a trustee acceptable to the registrant, as trustee under any new senior indenture.
25.2**	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of a trustee acceptable to the registrant, as trustee under any new subordinated indenture.

_________________

*	Previously filed.

**	To the extent applicable, to be filed by an amendment or as an exhibit to a document filed under the Securities Exchange Act and incorporated by reference herein.

***	Filed herewith.

(1)	Incorporated by reference to Empire Resorts, Inc.’s Form 10-KSB for the year ended December 31, 2003.

(2)	Incorporated by reference to Empire Resorts, Inc.’s Form 10-K for the year ended December 31, 2008.

ITEM 17.                                Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs ((a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)           The undersigned registrant hereby undertakes that:

(1)           For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)           For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monticello, State of New York, on the 8th day of May, 2009.

EMPIRE RESORTS, INC.

By:	/s/ Charles Degliomini
Name:	Charles Degliomini
Title:	Senior Vice President of Governmental Relations and Corporate Communication

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles Degliomini	Senior Vice President of Governmental Relations and Corporate Communication (Principal Executive Officer)	May 8, 2009
Charles Degliomini

/s/ Ronald J. Radcliffe	Chief Financial Officer (Principal Accounting and Financial Officer)	May 8, 2009
Ronald J. Radcliffe

/s/ Louis R. Cappelli	Director	May 8, 2009
Louis R. Cappelli

/s/ Bruce M. Berg	Director	May 8, 2009
Bruce M. Berg

*	Director	May 8, 2009
Paul A. deBary

*	Director	May 8, 2009
Ralph J. Bernstein

*	Director	May 8, 2009
James Simon

/s/ Ronald J. Radcliffe
*Ronald J. Radcliffe as Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monticello, State of New York, on the 8th day of May, 2009.

ALPHA MONTICELLO, INC.
ALPHA CASINO MANAGEMENT INC.

By:	/s/ Charles Degliomini
Name:	Charles Degliomini
Title:	President and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles Degliomini	President and Director (Principal Executive Officer)	May 8, 2009
Charles Degliomini

/s/ Ronald J. Radcliffe	Treasurer, Secretary and Director (Principal Accounting and Financial Officer)	May 8, 2009
Ronald J. Radcliffe

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monticello, State of New York, on the 8th day of May, 2009.

MOHAWK MANAGEMENT, LLC
MONTICELLO RACEWAY DEVELOPMENT COMPANY, LLC
MONTICELLO CASINO MANAGEMENT, LLC

By:	/s/ Charles Degliomini
Name:	Charles Degliomini
Title:	Manager

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles Degliomini	Manager (Principal Executive Officer)	May 8, 2009
Charles Degliomini

/s/ Ronald J. Radcliffe	Manager (Principal Accounting and Financial Officer)	May 8, 2009
Ronald J. Radcliffe

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monticello, State of New York, on the 8th day of May, 2009.

MONTICELLO RACEWAY MANAGEMENT, INC.

By:	/s/ Clifford A. Ehrlich
Name:	Clifford A. Ehrlich
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Clifford A. Ehrlich	President (Principal Executive Officer)	May 8, 2009
Clifford A. Ehrlich

/s/ Ronald J. Radcliffe	Secretary and Treasurer (Principal Accounting and Financial Officer)	May 8, 2009
Ronald J. Radcliffe

/s/ Louis R. Cappelli	Director	May 8, 2009
Louis R. Cappelli

/s/ Bruce M. Berg	Director	May 8, 2009
Bruce M. Berg

/s/ Paul A. deBary	Director	May 8, 2009
Paul A. deBary

/s/ Ralph J. Bernstein	Director	May 8, 2009
Ralph J. Bernstein

/s/ James Simon	Director	May 8, 2009
James Simon